UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Genco Shipping & Trading Limited
299 Park Avenue (20th Floor)
New York, New York 10171
(646) 443-8550

March 25, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY at 1:00 p.m. on Thursday, May 12, 2011.  Your Board of Directors looks forward to greeting those shareholders that are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

For the Annual Meeting, we are pleased to take advantage of the “Notice and Access” rule adopted by the Securities and Exchange Commission to furnish proxy materials to shareholders over the internet.  We believe this new process will provide you with an efficient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials.  On or about April 1, 2011, we intend to mail to most shareholders only a Notice of Internet Availability of Proxy Materials that tells them how to access and review information contained in the proxy materials and vote electronically over the internet.  If you received only the Notice in the mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

At the Annual Meeting, you will be asked to (i) elect two Class III Directors; (ii) ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2011; (iii) approve a non-binding, advisory resolution regarding the compensation of our named executives; and (iv) consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of our named executives.  Your Board of Directors recommends that you vote your shares “FOR” proposals (i), (ii), and (iii) and for “EVERY THREE YEARS” with respect to proposal (iv).  These proposals that are more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented.  Please vote your shares using the internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card and you will receive in response to your request.  Instructions on using each of these voting methods are outlined in the proxy statement. Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

/s/ Peter C. Georgiopoulos
Peter C. Georgiopoulos
Chairman

Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), will be held on May 12, 2011 at 1:00 p.m. (local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY  for the following purposes:

1.	To elect Peter C. Georgiopoulos and Stephen A. Kaplan as Class III Directors to the Board of Directors of Genco;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2011;

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof;

4.	To approve a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of the Company’s named executives; and

5.	To consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of the Company’s named executives.

Shareholders of record at the close of business on March 15, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting.  Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card.  In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL.  PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET.  IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

/s/ John C. Wobensmith
John C. Wobensmith
Chief Financial Officer, Principal
Accounting Officer and Secretary
New York, New York
March 25, 2011

Genco Shipping & Trading Limited
299 Park Avenue (20th Floor)
New York, New York 10171
(646) 443-8550

__________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 12, 2011

__________________

This proxy statement is furnished to shareholders of Genco Shipping & Trading Limited (“Genco” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Genco (the “Board”) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, on May 12, 2011 at 1:00 p.m., and at any adjournment or postponement thereof.

This proxy statement, the accompanying form of proxy and the Notice of Internet Availability are first being mailed to shareholders on or about April 1, 2011.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 15, 2011 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof.  As of March 15, 2011, Genco had issued and outstanding 35,951,198 shares of common stock. The common stock comprises all of Genco’s issued and outstanding voting stock.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to John C. Wobensmith, Secretary of Genco, stating that the proxy is revoked;
•	by submitting another proxy with a later date; or
•	by attending the Annual Meeting and voting in person.

Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted “FOR” the election of such nominee, “FOR” the approval of each proposal, and “EVERY THREE YEARS” for the advisory resolution regarding the compensation of Genco’s named executives. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is a routine matter that is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting.

The proposals to (i) elect two Class III Directors; (ii) approve a non-binding, advisory resolution regarding the compensation of our named executives; and (iii) consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of our named executives, are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on any of these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Annual Meeting

Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”
1.	Election of Directors	Plurality of votes cast	No effect	No effect

2.	Appointment of Independent Auditors	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

3.	Advisory Vote on Executive Compensation	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

4.	Advisory Vote on Frequency of Advisory Vote on Executive Compensation	Plurality of votes cast	No effect	No effect

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@gencoshipping.com.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting.  We have retained D.F. King & Co., Inc. to assist with the solicitation at a fee of $6,000 plus reasonable out-of-pocket expenses.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held May 12, 2011.

Our Proxy Statement and Annual Report to Shareholders are
available at www.proxyvote.com.

Your vote is important. Thank you for voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under Genco’s Certificate of Incorporation, as amended, the Board of Directors is classified into three classes. The two directors serving in Class III have terms expiring at the 2011 Annual Meeting. The Board of Directors has nominated the Class III directors currently serving on the Board of Directors, Peter C. Georgiopoulos and Stephen A. Kaplan, for re-election to serve as Class III directors of the Company for a three-year term until the 2014 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.  Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF MESSRS. GEORGIOPOULOS AND KAPLAN AS CLASS III DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for election or re-election as Class III Directors:

Name	Age	Class	Position

Peter C. Georgiopoulos	50	III	Chairman and Director
Stephen A. Kaplan	52	III	Director

Peter C. Georgiopoulos has served as Chairman and as a member of our Board of Directors since our inception. Since 1997, Peter C. Georgiopoulos served as Chairman and a member of the board of directors of General Maritime Corporation and its predecessors, which he founded, and he served as CEO from 1997 to 2008 and President from 2003 to 2008.  Under the leadership of Mr. Georgiopoulos, General Maritime Corporation grew from a single ship ownership company to what today is an industry leader listed on the New York Stock Exchange.  Mr. Georgiopoulos is also Chairman and a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange.  Mr.  Georgiopoulos has also served as chairman of the board of directors and a director of Baltic Trading Limited, a subsidiary of the Company since March 2010. From 1991 to 1997, he was the principal of Maritime Equity Management, a ship-owning and investment company that he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Before entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. He holds an MBA from Dartmouth College.  As a result of these and other professional experiences, Mr. Georgiopoulos possesses knowledge and experience regarding our history and operations and the shipping industry, finance and capital markets, that strengthen the Board’s collective qualifications, skills and experience.

Stephen A. Kaplan has served as a director of our company since July 27, 2005. From 2001 to December 2007, he served as a director of General Maritime Corporation. Since 1995, Mr. Kaplan has been a principal of Oaktree Capital Management, L.P., formerly Oaktree Capital Management, LLC, an investment management firm, where he heads Oaktree's Principal Activities Group which invests in majority and significant minority positions in both private and public companies. Mr. Kaplan currently has in excess of $8 billion in assets under his management. Since 1993, he has served as a portfolio manager of all of Oaktree's Principal Opportunities Funds, including OCM Principal Opportunities Fund III, L.P. and OCM Principal Opportunities Fund IIIA, L.P., which collectively owns approximately 71.4% of OCM Fleet Acquisition LLC, one of our shareholders.  From 1993 to 1995, Mr. Kaplan was a Managing Director of Trust Company of the West. Before joining Trust Company of the West, Mr. Kaplan was a partner of the law firm of Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of Regal Entertainment Group, Alliance Imaging, Inc., Oaktree Capital Group, LLC and numerous private companies.  As a result of these and other professional experiences, Mr. Kaplan possesses knowledge and experience regarding general business, finance and the law that strengthen the Board’s collective qualifications, skills and experience.

Continuing Director Information

The following table sets information regarding our directors whose terms continue after the 2011 Annual Meeting. The terms for Directors in Class I expire at the 2012 Annual Meeting, and the terms for Directors in Class II expire at the 2013 Annual Meeting.

Name	Age	Class	Position

Rear Admiral Robert C. North, USCG (ret.)	66	I	Director
Basil G. Mavroleon	63	I	Director
Harry A. Perrin	57	I	Director
Nathaniel C.A. Kramer	49	II	Director
Mark F. Polzin	65	II	Director

Class I Directors – Terms Expiring at the 2012 Annual Meeting

Rear Admiral Robert C. North, USCG (ret.) has served as a director of our company since July 27, 2005. Since his retirement from the active duty with the U.S. Coast Guard in April of 2001, Rear Admiral North has served as the president of North Star Maritime, Inc., a marine industry consulting firm, specializing in international and domestic maritime safety, security and environmental protection issues. While on active duty with the U.S. Coast Guard, Rear Admiral North reached the position of Assistant Commandant for Marine Safety, Security and Environmental Protection, where he directed national and international programs for commercial vessel safety, merchant mariner licensing and documentation, port safety and security and waterways management. He is a graduate of the Baltimore Polytechnic Institute, State University of New York Maritime College at Fort Schuyler and the U.S. Army War College.  As a result of these and other professional experiences, Mr. North possesses knowledge and experience regarding the shipping industry and maritime safety, security and environmental issues that strengthen the Board’s collective qualifications, skills and experience.

Basil G. Mavroleon has served as a director of our company since July 27, 2005. Mr. Mavroleon has been employed in the shipping industry for the last 40 years. Since 1970, Mr. Mavroleon has worked at Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States. Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for twenty-five years and presently holds the position of Manager of the Projects Group. Mr. Mavroleon also serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, marine projects and tanker chartering brokerage based in Piraeus, Greece. Mr. Mavroleon has served as a director of Baltic Trading Limited, a subsidiary of the Company, since its initial public offering in March 2010.  Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that dealt with tanker freight forward agreements and derivatives.  Mr. Mavroleon is a member of the Baltic Exchange, is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, is on the advisory board of NAMMA (North American Maritime Ministry Association), is a board member of NAMEPA (North American Marine Environmental Protection Association), and is Chairman of the New York World Scale Committee.  Mr. Mavroleon is a member of the Hellenic Chamber of Commerce, the Connecticut Maritime Association, NYMAR (New York Maritime Inc.), the Maritime Foundation Knowledge Center and serves on the board of trustees of the Maritime Aquarium, Norwalk, CT.  Mr. Mavroleon was educated at Windham College, Putney, Vermont.  As a result of these and other professional experiences, Mr. Mavroleon possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

Harry A. Perrin has served as a director of the Company since August 15, 2005.  Mr. Perrin has served as a director of Baltic Trading Limited, a subsidiary of the Company, since its initial public offering in March 2010.  Mr. Perrin is a partner in the Houston office of Vinson & Elkins, where he has been employed since August 2007. From

June 2001 through November 2006, Mr. Perrin worked as an investment banker with Petrie Parkman & Co, an investment banking and financial advisory firm with offices in Houston, Texas and Denver, Colorado. In December 2006, Merrill Lynch acquired Petrie Parkman, and at that time, Mr. Perrin was hired as an investment banker at Merrill Lynch where he was employed until May 2007. Prior to joining Petrie Parkman, Mr. Perrin was a partner for ten years in the business finance and restructuring group of the Houston office of Weil Gotshal & Manges. Mr. Perrin received his Bachelor of Business Administration in Accounting with Honors from the University of Texas at Austin in 1975. He received his J.D. with High Honors from the University of Houston in 1980. Mr. Perrin is a member of the State Bar of Texas, and is a licensed Certified Public Accountant in the State of Texas.  As a result of these and other professional experiences, Mr. Perrin possesses knowledge and experience regarding general business, finance and the law that strengthen the Board’s collective qualifications, skills and experience.

Class II Directors – Terms Expiring at the 2013 Annual Meeting

Nathaniel C. A. Kramer has served as director of our company since July 27, 2005. Mr. Kramer has served as the President and Chairman of Brown and Yellow International Holdings LLC, an independent investment firm headquartered in New York, since March 2011, and also has been President of NK MediaLabLLC, a digital media and entertainment company, since 2010.  Prior to that, Mr. Kramer was a principal at Mercantile Capital Group LLC, a private equity firm with offices in New York and Chicago, and Managing Director of his firm’s New York office from 1999 to 2010. He brings over 20 years of investment experience in both the public and private capital markets. Mr. Kramer has led investments in a wide range of industries including telecommunications, wireless infrastructure, waste management, data communications, B2B commerce and Internet infrastructure sectors. Mr. Kramer also serves on the board of Lifetopia and served on the boards of Services Acquisition Corporation from 2006 to 2007 and Vsource from 2003 to 2006. As a result of these and other professional experiences, Mr. Kramer possesses knowledge and experience regarding finance and the capital markets that strengthen the Board’s collective qualifications, skills and experience.

Mark F. Polzin has served as a director of our company since July 27, 2005. Mr. Polzin is President of Ranch Fiduciary Corporation, Farms Fiduciary Corporation, Agate Fiduciary Corporation, and Laurel Fiduciary Corporation.  Mr. Polzin is also Manager of Wyoming Consulting LLC, a director of The Oversight Company, and a senior consultant to Family Office Exchange. He has extensive experience in private equity investing by high net worth families. On July 1, 2007, Mr. Polzin retired as President and Chief Executive Officer of Moreland Management Company, where he had served as an officer since 1989. Prior to joining Moreland he was an executive and director of several mid-western community banking organizations. He holds a B.S. in Economics from the University of Wisconsin-Milwaukee and a J.D. from Marquette University Law School. Mr. Polzin is Chairman of the Board of Regents of Concordia University Wisconsin.  As a result of these and other professional experiences, Mr. Polzin possesses knowledge and experience regarding general business and finance and securities and tax law that strengthen the Board’s collective qualifications, skills and experience.

Corporate Governance

Governance Materials - All of the Company’s corporate governance materials, including the committee charters of the Board and the Company’s Corporate Governance Guidelines, are published on the Corporate Governance section of the Company’s website under “Investor” at www.gencoshipping.com.  These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its committee charters as warranted.  Any modifications are reflected on the Company’s website, including modifications recently made to all of its committee charters in connection with the Company’s listing on the NYSE.

Director Independence - It is the Board’s objective that a majority of the Board consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Company. The Board follows the criteria set forth in applicable NYSE listing standards to determine director independence.  The Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by applicable NYSE listing standards.  Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director compensation.

The independent directors of the Company are Rear Admiral Robert C. North, Basil G. Mavroleon, Harry A. Perrin, Nathaniel C.A. Kramer, and Mark F. Polzin.  The Board has determined that each of the members of the Audit, the Compensation and the Nominating and Corporate Governance Committees, respectively, are independent as defined in the applicable NYSE listing standards.  In determining that Rear Admiral North is independent, the Board considered that during 2010, the Company paid $12,000 for the services of North Star Maritime, Inc., a marine industry consulting firm owned and operated by Rear Admiral North.  The Board did not believe that these transactions would impair Rear Admiral North’s ability to act independently of management.  See “Certain Relationships and Related Transactions”.

Code of Ethics - All directors, officers, employees and agents of the Company must act ethically at all times and in accordance with the policies comprising the Company’s code of ethics set forth in the Company’s Code of Ethics. Under the Company’s Code of Ethics, the Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

The Company’s Code of Ethics is available on the Company’s website at www.gencoshipping.com and is available in print to any shareholder upon request.

Communicating Concerns to Directors – Shareholders or other interested parties may communicate directly with any individual director, with the Board of Directors as a group, with the Chairman or other presiding director for the non-management directors, or with non-management directors as a group pursuant to Section 303A.03 of the NYSE’s Listed Company Manual.  All of Genco’s directors are currently non-management directors.  All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue, 20th Floor, New York, New York 10171.  Once the communication is received by the Secretary, the Secretary reviews the communication.  Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors. Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

During fiscal year 2010, there were eight meetings of the Board of Directors.  A quorum of Directors was present, either in person or telephonically, for all of the meetings.  Actions were also taken during the year by unanimous written consent of the Directors.  All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all Committees of the Board on which they served.  The Company encourages all directors to attend each annual meeting of shareholders.  Five of Genco’s directors attended the 2010 Annual Meeting of Shareholders on May 13, 2010.

During fiscal year 2010, Genco’s Audit Committee was comprised of Harry A. Perrin, Nathaniel C.A. Kramer and Mark F. Polzin, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate.  Mr. Perrin is also a financial expert as defined under Item 401(h)(2) of Regulation S-K.  Please refer to Mr. Perrin’s biographical information starting on page 5 for his relevant experience.  Through its written charter, the Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. The Audit Committee held eight meetings during fiscal year 2010.

During fiscal year 2010, Genco’s Compensation Committee was comprised of Harry A. Perrin, Basil G. Mavroleon, and Nathaniel C.A. Kramer, all of whom qualify as independent under the listing requirements of the NYSE, and none of whom is an employee of Genco.  Through its written charter, the Compensation Committee administers Genco’s equity incentive plan and other corporate benefits programs.  The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends executive officer bonuses, equity grants and other compensation.   The Compensation Committee generally does not delegate its authority, although Genco’s officers are responsible for the day-to-day administration of Genco’s 2005 Equity Incentive Plan.  The Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found under “Compensation Discussion and Analysis” below.   Directors’

compensation is established by the Board of Directors upon the recommendation of the Compensation Committee.  The Compensation Committee held five meetings during fiscal year 2010.

During fiscal year 2010, Genco’s Nominating and Corporate Governance Committee was comprised of Rear Admiral Robert C. North, Basil G. Mavroleon and Mark F. Polzin, all of whom qualify as independent under the listing requirements of the NYSE, and none of whom is an employee of Genco.  Through its written charter, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. When a vacancy exists on the Board, or when the Board determines to add an additional director, the nominating and corporate governance committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date.  The committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. The committee considers candidates based on materials provided, and will consider whether an interview is appropriate.  The committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at the Company’s headquarters, on the same basis.  The Nominating and Corporate Governance Committee held one meeting during fiscal year 2010.

As noted above, the Nominating and Corporate Governance Committee considers many factors when determining the eligibility of candidates for nomination to the Board. The Committee does not have a diversity policy; however, in the event of a vacancy, the Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission.

Executive Sessions

Under the Corporate Governance Guidelines that the Company adopted in connection with its listing on the New York Stock Exchange to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate.  In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year.  The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting.  All of Genco’s directors are currently non-management directors, and four executive sessions of independent directors were held in fiscal year 2010, including three meetings to consider proposed transactions between the Company and Maritime Equity Partners LLC, a company controlled by our Chairman, Peter C. Georgiopoulos.

Board Leadership Structure

As noted above, our Board is currently comprised of five independent and two non-independent directors.  We recognize that different Board leadership structures may be appropriate for the Company during different periods of time and under different circumstances.  We believe that our current Board leadership structure is suitable for us because it allows us to consider a broad range of opinions in the course of our Board deliberations, including those with knowledge of the Company’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.

The Board does not have a policy on whether or not the roles of President and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of the Company and its shareholders at the time of such determination.

Our Board has placed the responsibilities of Chairman with a non-employee member of the Board which we believe fosters better accountability between the Board and our management team.  Our Chairman has been closely involved with the Company since its founding.  Given his unique knowledge, experience and relationship with the Board, we believe his continued service as Chairman provides significant value to the Company and its shareholders, and that it is beneficial for our Chairman to lead our Board members as they provide leadership to our management team.  In addition, our Chairman contributes significantly to developing and implementing our strategy; facilitating communication among the directors; developing Board meeting agendas in consultation with management; and presiding at Board and shareholder meetings. This delineation of duties allows the President to focus his attention on managing the day-to-day business of the Company.

Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

The Board believes that oversight of the Company’s risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of the Company’s strategic planning process. The subject of risk management is regularly discussed at Board meetings with our President and our Chief Financial Officer.  Additionally, the charters of certain of the Board’s committees assign oversight responsibility for particular areas of risk. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting.  Our Nominating Committee oversees risk associated with our Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments and conflicts of interest.  Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements.

MANAGEMENT

Executive Officers

The following tables set forth certain information with respect to the executive officers of Genco other than Peter C. Georgiopoulos, for whom information is set forth above under the heading “Nominee Information”:

Name	Age	Position

Robert Gerald Buchanan	62	President (Principal Executive Officer)
John C. Wobensmith	40	Chief Financial Officer, Principal Accounting Officer and Secretary

Robert Gerald Buchanan has served as President of our company since June 1, 2005. Mr. Buchanan has over 40 years of shipping experience, holding various senior operating, engineering and management positions. Before joining our company, Mr. Buchanan spent eight years as a Managing Director of Wallem, a leading technical management company. As the senior executive at Wallem, Mr. Buchanan was responsible for the safe and efficient operations of close to 200 vessels, as well as management of approximately 500 onshore and seagoing staff. From 1990 to 1996, Mr. Buchanan was Technical Director of Canada Steamships Lines of Montreal, overseeing a fleet of bulk carriers. Before this, Mr. Buchanan managed an oceanographic research vessel for NATO from 1986 to 1990, was Superintendent Engineer of Denholm Ship Management’s United Kingdom office from 1982 to 1986, and Chief Engineer of Denholm Ship Management from 1969 to 1982. Mr. Buchanan was educated at Glasgow Nautical College and obtained a First Class Engineers license for the both steam and motor ships. Among his industry affiliations, Mr. Buchanan was a member of the International Committee for Gard Protection & Indemnity Association.

John C. Wobensmith has served as our Chief Financial Officer and Principal Accounting Officer since April 4, 2005. Since 2010, Mr. Wobensmith has served as President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading Limited, a subsidiary of the Company. Mr. Wobensmith is responsible for overseeing our accounting and financial matters. Mr. Wobensmith has over 15 years of experience in the shipping industry, with a concentration in shipping finance. Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. He has a bachelors degree in economics from St. Mary’s College of Maryland and holds the Chartered Financial Analyst designation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the Company’s compensation program as it relates to our Chairman, Peter C. Georgiopoulos, our President, Robert Gerald Buchanan, and our Chief Financial Officer, John C. Wobensmith, all of whom we refer to together as our “named executives.”  We treat Peter C. Georgiopoulos as an executive officer of the Company for securities laws purposes, although he is not an employee or a corporate officer and is not paid a salary or a cash bonus.

Detailed compensation information for each of the named executives is presented in the tables following this discussion in accordance with SEC rules.

Overview of 2010

Fiscal 2010 was a successful year for the Company despite a challenging global business environment and the downturn in the cyclical industry in which the Company competes.  The Company made significant progress in positioning itself to improve its performance in 2011 and beyond.  In particular, the Company completed the initial public offering of Baltic Trading Limited and entered into two major vessel acquisitions that are substantially complete, which the Company financed through two new credit facilities and concurrent equity and convertible notes offerings.  By accomplishing the acquisition and financing of these vessels in last year’s challenging environment, the Company’s management thus positioned the Company to bring long-term value to shareholders.

The Company continued its record of disciplined growth in 2010 in the face of unfavorable market conditions.  Our Compensation Committee considered the Company’s performance for the twelve months ended September 30, 2010 against certain peer group companies described below in such metrics as amounts of and twelve-month growth in revenue, EBITDA, and operating income; net income; returns on equity and on invested capital; EBITDA, operating, and profit margins; market capitalization; and total return to shareholders  The Company’s performance compared favorably in virtually all of these metrics, often ranking first or second.  The Company achieved these results with a small executive team and a lean staff while maintaining relatively low general & administrative expenses on a per vessel per day basis for the drybulk industry.  At the same time, 2010’s market conditions resulted in lower charter rates and a negative impact to our net income.  As with other drybulk shippers, 2010 saw an overall decline in the Company’s stock price, despite the Company’s strong financial performance.

While the Company recognizes the difficult environment, the Company believes it is important to reward the performance and contribution of our named executives during this period.  The Company also believes that it is appropriate for executives’ salaries to remain unchanged in light of the factors discussed above.

How Compensation is Determined

Role of Compensation Committee.  Our executive compensation program is overseen by the Compensation Committee, which is composed of three non-employee directors:  Basil G. Mavroleon, Nathaniel C.A. Kramer and Harry A. Perrin.  The Compensation Committee establishes and administers our compensation policies, determines or recommends cash compensation of the Company’s senior management and determines or recommends equity grants to the Company’s senior management and other key employees under the Company’s 2005 Equity Incentive Plan.

Each year, the Compensation Committee conducts an evaluation of each named executive to determine if changes in compensation are appropriate based on the considerations discussed in this section.  In evaluating compensation for our named executives, the Compensation Committee reviews tally sheets and other summaries that include the following information, as applicable for each individual:

•	Salary and cash bonus compensation for prior years since 2005 (which was the year in which the Company’s initial public offering occurred);

•	Restricted stock granted in prior years since 2005;

•	Vested and unvested shares of restricted stock held; and

•	The value of benefits and perquisites.

Role of Compensation Consultant.  The Compensation Committee has selected and directly retained Steven Hall & Partners, an independent compensation consultant, to review the Company’s non-employee directors’ compensation program for competitiveness in regards to levels and methods of compensation and to advise on current trends and issues in non-employee directors’ compensation.  The Compensation Committee also retained Steven Hall & Partners for assistance in matters including evaluating compensation and performance data for peer companies; advising the Compensation Committee on current trends in executive compensation, methods of evaluation and different compensation mechanisms; and responding to other issues raised by the Compensation Committee.  The Compensation Committee did not solicit recommendations from this or any other consultant as to the form or amounts of compensation to be awarded to the Company’s named executives.

Role of Management.  The Compensation Committee consults with our Chairman regarding compensation matters generally and with our senior executives regarding their views on their compensation and the compensation of those who report to them directly or indirectly.

Our Compensation Philosophy

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success and enable the Company to compete effectively.  The Company seeks to accomplish this goal in a way that aligns our executives’ interests with those of our shareholders and rewards our executives for and encourages achievement of the Company’s annual and longer-term performance objectives.

In light of the cyclical nature of the shipping industry and the volatile and unpredictable markets in which the Company operates, the Company does not establish targets for executive pay, and compensation levels generally are not determined through a benchmarking process.  Instead, the compensation of our senior executives is generally determined or recommended by the Compensation Committee in its discretion following a review of the Company’s performance and individual contributions to that performance.  This approach allows flexibility in awards based on the Compensation Committee’s assessment of each executive’s performance and allows the Compensation Committee to tailor overall compensation to our executives as a group.

Compensation Objectives

Performance.  The amount of compensation for each named executive is based on the Compensation Committee’s assessment of factors including the Company’s performance, the named executive’s individual performance and contributions to improving shareholder value, and his level of responsibility and management experience.  In order to provide proper incentives to each executive and appropriately reward performance, the Compensation Committee assesses the proper balance of short-and long-term compensation as well as the form of such compensation, such as cash or equity grants.  Specific factors affecting compensation decisions for the named executives include:

•	key financial measurements;

•	strategic objectives such as acquisitions, dispositions or joint ventures;

•	the Company’s ability to acquire and dispose of vessels on favorable terms; and

•	achieving operational goals for the Company or particular area of responsibility for the named executive such as operations, chartering or finance.

As the Company’s overall performance is an important factor in executive compensation, the Compensation Committee compared the Company’s performance to a peer group of publicly-traded drybulk and other shipping companies consisting of DHT Holdings, Inc., Eagle Bulk Shipping, Inc., General Maritime Corporation, GulfMark Offshore, Inc., Hornbeck Offshore Services, Inc., International Shipholding Corp., K-Sea Transportation Partners L.P., Overseas Shipholding Group, Inc., TBS International PLC, Diana Shipping Inc., DryShips, Inc., Excel Maritime

Carriers Ltd., Omega Navigation Enterprises, Inc., and Teekay LNG Partners L.P.  The Compensation considered the Company’s relative performance to this peer group on such metrics as actual amounts and 12-month growth in revenue, EBITDA, and operating income; net income; returns on equity and on invested capital; EBITDA, operating, and profit margins; market capitalization, , and total shareholder return.  A detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2010 Annual Report on Form 10-K filed with the SEC on March 10, 2011.

In order to maintain the competitiveness of the Company’s executive compensation, the Compensation Committee also compared its executive compensation arrangements to the same peer group of publicly-traded drybulk and other shipping companies except for Diana Shipping Inc., DryShips, Inc., Excel Maritime Carriers Ltd., Omega Navigation Enterprises, Inc., and Teekay LNG Partners L.P., for which executive compensation information was not publicly available.  The Compensation Committee uses this group as a general frame of reference only and does not target the Company’s executive compensation as a specific percentile of the executive compensation awarded in this group.

Alignment of Interests.  We seek to align the interests of the named executives with those of our investors by evaluating executive performance on the basis of financial measurements which we believe are relevant measurements of long-term shareholder value.  In 2010, these included:

•	revenue;

•	net income;

•	total capital;

•	return on equity;

•	return on invested capital; and

•	total shareholder return.

The Compensation Committee believes that use of equity incentive compensation aligns the interests of the named executives with shareholders as equity incentive compensation links a significant portion of compensation to shareholder value and investment risks because the total value of those awards corresponds to stock price appreciation.

Recruitment and Retention.  To attract and retain a highly-skilled work force, we believe that the compensation of our executives should reflect the value of each named executive’s job in the marketplace.  We attempt to retain our executives by using continued service as a determinant of total pay opportunity.  In this connection, we have provided for extended vesting terms of our equity grants to our executives.

Elements of the Compensation Program

The compensation program for the named executives consists of two main components:

•	Fixed compensation comprised of base salaries; and

•	Variable incentive compensation comprised of cash incentive bonuses and equity awards.

The named executives (other than Mr. Georgiopoulos) are also eligible to participate in the Company’s health and other broad-based programs on the same basis as other U.S. employees and are eligible for paid time off and paid holidays.

Fixed Compensation

Base Salary.  Base salaries and salary increases for the named executives (other than Mr. Georgiopoulos) depend on each named executive’s:

•	performance;

•	the scope and importance of the functions performed by each named executive; and

•	internal equity considerations.

Base salaries for such named executive are reviewed annually but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives.

Variable Incentive Compensation

At the end of our fiscal year, the Compensation Committee makes incentive compensation decisions based upon considerations of the Company’s financial results, the state of our operations and our strategic accomplishments during the year.

Cash Incentive Bonus.  The Company awards a significant portion of annual compensation to its named executives (other than Mr. Georgiopoulos) in the form of cash bonuses, which are used to reward executives who contribute to the Company’s performance.  Cash bonuses are generally made at the end of the fiscal year.  The Compensation Committee considers the amounts of these awards and recommends them to the Board for approval.  At the end of our fiscal year, our Chairman reviews with the Compensation Committee the Company’s financial results, the state of our operations and our strategic accomplishments during the year.

The salaries paid and the annual bonuses awarded to the named executives in 2010 are discussed below and shown in the Summary Compensation Table on page 17.

Equity Awards.  The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with our shareholders and retain the executives through the term of the awards.  The Company does not have any specific policy on the timing of award grants but has generally made one grant per year at the end of the calendar year.  We consider the grant size and form of award when making award decisions.

Restricted Stock Awards.  The Company believes long-term equity awards in the form of restricted stock awards are an effective way to attract and retain a talented executive team and align executives interests with those of shareholders.  In determining the amounts of restricted stock awards to named executives, the Compensation Committee takes into account that the Company does not have any defined benefit retirement or similar program.

Each of the named executives received grants of restricted stock awards in 2010.  Restrictions on the shares of restricted stock granted to such named executives as equity incentive compensation with respect to 2010 will lapse ratably in 25% increments on the first four anniversaries of November 15, 2010.  The restrictions applicable to the shares granted to these named executives will also lapse in full upon a change of control.  In addition, to the extent that such restrictions were scheduled to have lapsed during the one year period following the executive’s termination of employment due to death or disability, they will lapse immediately prior to any such termination.

During the restricted period, unless otherwise determined by the Compensation Committee, each restricted stock grant entitles the named executive to receive payments from the Company of any dividends declared and paid by the Company on its common stock.  As the executives share commensurately with other shareholders in receiving dividends, they likewise share in the recognition of the current income generation and future change in stock price.  However, if any such restricted shares do not vest, the holders of the non-vesting shares must repay any dividends that were paid to them on the non-vesting shares unless the Board or the Compensation Committee determines otherwise.

The number of shares of restricted stock granted to our named executives in 2010 are shown in the Grants of Plan-Based Awards Table on page 18.

Other Elements

Benefits.  We provide our named executives with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 17, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program.  Our named executives (other than Mr. Georgiopoulos)

are also eligible under the same plans as all other U.S. employees for medical, dental, vision, and disability insurance and are eligible for paid time off and paid holidays.  We match the 401(k) contributions of Messrs. Buchanan and Wobensmith, and pay premiums on life insurance and long-term disability insurance for Mr. Wobensmith.  These benefits are intended to be competitive with benefits offered in our industry.  The costs of these benefits constitute only a small percentage of each named executive’s total compensation.

Compensation for Our Named Executives in 2010

The specific compensation decisions made for each of the named executives for 2010 reflect the achievement of several operational, financing, technical and commercial successes, despite a challenging market environment and the Company’s mixed financial performance.  A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2010 Annual Report on Form 10-K, which was filed with the SEC on March 10, 2011.

In determining the compensation of our named executives, we took into account the contributions of each named executive to the performance of the Company as a whole in establishing his compensation.  The Compensation Committee viewed 2010 as a successful year for the Company punctuated by a number of achievements by our executives, including the following:

•	Entering into agreements to acquire twenty-four drybulk vessels.

•	Arranging for the timely delivery of nineteen vessels to their charterers at favorable rates.

•	Fixing seventeen vessels on long term time charters.

•	Maintaining high charter coverage at legacy rates, thereby mitigating the effect of the market slowdown on the Company.

•	Negotiating two credit facilities on favorable terms in an unfavorable bank environment.

•	Effectively managing the Company’s chartering affairs, maintaining a fleet average utilization rate of approximately 99%.

•	Efficiently supervising of the activities of our technical management companies.

•	Effectively managing the Company’s cash flow, breakeven levels and interest rate swaps.

•	Maintaining expenses below budgeted amounts.

•	The design, implementation and completion of the initial public offering of Baltic Trading Limited.

•	The completion of concurrent public offerings of $125 million aggregate principal amount of 5% Convertible Senior Notes due August 15, 2015 and $57.5 million of common stock.

As Mr. Georgiopoulos is the Chairman of Baltic Trading Limited and Mr. Wobensmith is its President and Chief Financial Officer, the Compensation Committee took into account compensation awards proposed to be awarded by Baltic Trading’s own Compensation Committee to create a total compensation package appropriate for these individuals.

Genco Compensation

Peter C. Georgiopoulos.  In determining compensation for our Chairman, the Compensation Committee considers Mr. Georgiopoulos’ annual director compensation for his service on the Board.  The Company relies significantly on Mr. Georgiopoulos for his contributions in determining its strategic direction and as a key participant in its relationships with investors and lenders.  We expect that cash compensation and equity awards for our Chairman other than for his service as a director will be determined based on his involvement in successful strategic and transactional work for us.  Mr. Georgiopoulos receives no salary or bonus from the Company, but did receive director fees of $35,000 in fiscal year 2010.  Mr. Georgiopoulos’ 2010 compensation reflects his unique role as the publicly recognized leader of the Company and a prominent figure in the shipping industry.  With respect to fiscal year 2010, the Compensation Committee determined to make an award of 200,000 shares of restricted stock to Mr. Georgiopoulos with regard to his efforts in 2010 given his significant and unusual contributions during the year, including facilitating the Company’s vessel acquisitions, his role in negotiations with the Company’s lenders and serving as a key representative of the Company to the investment community.

Robert Gerald Buchanan.  The Compensation Committee considered Mr. Buchanan’s compensation in light of his efficient and profitable management of operation of the Company’s vessels and his role in the successful delivery of 14 new vessels to Genco in 2010.  His annual base salary was $450,000 for 2010 and will remain the same for 2011.  Mr. Buchanan’s approved compensation package also included a cash bonus of $700,000 for performance in 2010 and 25,000 shares of restricted stock as equity incentive compensation for 2010.

John C. Wobensmith. The Compensation Committee recommended Mr. Wobensmith’s compensation based on his roles in arranging for the Company’s vessel acquisitions and new credit facilities in the past year, as well as serving as the Company’s main representative to investors and lenders, roles which the Compensation Committee believes go beyond what is typically expected of a public company chief financial officer.  His annual base salary was $450,000 for 2010 and will remain the same for 2011.  Mr. Wobensmith’s approved compensation package also included a cash bonus of $1,500,000 for performance in 2010 and 75,000 shares of restricted stock as equity incentive compensation for 2010.

Baltic Trading Compensation

Peter C. Georgiopoulos. Prior to the consummation of Baltic Trading Limited’s initial public offering and the establishment of its own Compensation Committee, the Compensation Committee approved an award of 358,000 restricted shares of Baltic Trading Limited’s common stock in recognition of his role in the design and implementation of the initial public offering of Baltic Trading Limited and the acquisition of its initial fleet.  Mr. Georgiopoulos also received director fees of $35,000 and an award of 2,500 shares of restricted stock that the full Board determined to award to all directors for service on the Board generally.  In considering Mr. Georgiopoulos’ compensation, the Compensation Committee took into account that Mr. Georgiopoulos had received director fees of $28,000 and an award of 2,500 shares of restricted stock of Baltic Trading Limited for his service as a director and that Baltic Trading Limited’s Compensation Committee was proposing to award a year-end grant of 80,000 restricted shares of Baltic Trading Limited’s common stock.

John C. Wobensmith.  Prior to the consummation of Baltic Trading Limited’s initial public offering and the establishment of its own Compensation Committee, the Compensation Committee approved an award of 108,000 restricted shares of Baltic Trading Limited’s common stock in recognition of Mr. Wobensmith’s role in the design and implementation of the initial public offering of Baltic Trading Limited, the acquisition of its initial fleet, and arranging for its revolving credit facility.  In considering Mr. Wobensmith’s compensation, our Compensation Committee took into account that Baltic Trading Limited’s Compensation Committee was proposing to award a year-end grant of 25,000 restricted shares of Baltic Trading Limited’s common stock.

Further details of the compensation awarded, including the terms applicable to the restricted stock grants, are set forth below in this proxy statement under “Executive Compensation.”

Severance Benefits

Employment Agreements.  On September 21, 2007, we entered into an employment agreement with Mr. Wobensmith for an initial two-year term which automatically extends for successive yearly terms unless either party gives notice of nonrenewal.  The agreement provides for a base salary of $300,000 during the term, which may be increased but not decreased.  The agreement also confirms Mr. Wobensmith’s eligibility to receive cash bonuses and awards under our 2005 Equity Incentive Plan or other successor plan in amounts that the Compensation Committee may determine. The general terms of Mr. Wobensmith’s employment agreement are described in greater detail under the heading “Executive Employment Agreement” on page 20.  Mr. Wobensmith’s employment agreement provides for payments upon termination of his employment under certain conditions, which are described under the heading “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” on page 21.

We entered into this agreement with Mr. Wobensmith to enhance our retention of Mr. Wobensmith, particularly in the event of an actual or rumored change in control.  The provisions relating to a change in control serve to align his and our shareholders’ interests by enabling Mr. Wobensmith to consider corporate transactions that are in the best interests of shareholders and our other constituents without undue concern over whether the transactions may jeopardize his employment.   The change of control payments under Mr. Wobensmith’s employment agreement are subject to a “double trigger,” meaning that the payments are not awarded upon a change of control unless he terminates his employment for good reason or his employment is terminated without cause (other than for death or disability) within two years of a change of control.  The vesting of Mr. Wobensmith’s restricted stock, as with all restricted stock granted to directors, officers, and other employees to date, remains subject to a “single trigger” and thus vests immediately upon a change of control.  We believe this structure strikes a balance between providing appropriate performance incentives and our executive retention goals.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to certain employees in excess of $1 million. So long as the Company qualifies for the exemption pursuant to Section 883 of the Internal Revenue Code of 1986, as amended, it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2009).   If the Company does not qualify for the Section 883 exemption, its shipping income derived from U.S. sources, or 50% of its gross shipping income attributable to transportation beginning or ending in the United States, would be subject to a 4% tax imposed without allowance for deductions. Further discussion of this exemption is provided in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2010, under the heading “Risk Factors—Company Specific Risk Factors—We may have to pay tax on U.S. source income . . .”     Commencing in 2010, the Company became subject to United States federal income tax on certain non-shipping income derived from its Management Agreement with Baltic Trading Limited and its agency agreement with Maritime Equity Partners LLC.   However, the Company views the amount of compensation that would currently be subject to Section 162(m) not to be material.  For these reasons, the Company has not sought to structure its cash bonus plan or grants under its 2005 Equity Incentive Plan to qualify for exemption under Section 162(m). The Compensation Committee intends to consider Section 162(m) in the future based on the amount of executive income and other factors.

Accounting for Stock-Based Compensation

The Company follows Accounting Standards Codification Topic 718, Stock Compensation, in accounting for nonvested stock issued under its 2005 Equity Incentive Plan.

Risk Assessment

The Compensation Committee is primarily responsible for overseeing the review and assessment of risks arising from the Company’s compensation policies and practices. The Company uses a number of approaches to mitigate excessive risk-taking, including significant weighting towards long-term incentive compensation and emphasizing qualitative goals in addition to quantitative metrics. Based on its review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of Genco’s executive officers or members of Genco’s Board of Directors or compensation committee and any other company’s executive officers, Board of Directors or compensation committee.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Basil G. Mavroleon, Chairman
Nathaniel C.A. Kramer
Harry A. Perrin

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table

The following table sets forth in summary form information concerning the compensation paid by us during the years ended December 31, 2010, December 31, 2009 and December 31, 2008, to our named executive officers:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	All Other Compensation ($) (i)	Total ($) (j)
Robert G. Buchanan President	2010 2009 2008	$450,000 $400,000 $350,000	$700,000 $405,000 $450,000	$366,250 $335,850 $181,050	$14,700(3) $ — $ —	$1,530,950 $1,140,850 $981,050

John C. Wobensmith Chief Financial Officer, Principal Accounting Officer, and Secretary	2010 2009 2008	$450,000 $400,000 $350,000	$1,500,000 $900,000 $1,000,000	$2,877,000(2) $1,119,500 $603,500	$14,700(3) $14,700(3) $13,800(3)	$4,841,700 $2,434,200 $1,967,300
Peter C. Georgiopoulos Chairman	2010 2009 2008	$ — $ — $ —	$ — $ — $ —	$10,601,625(4) $62,325 $5,252,625(7)	$63,000(5)(6) $35,000(5) $35,000(5)	$10,664,625 $97,325 $5,287,625

(1)
The amounts in column (e) reflect the aggregate grant date fair value of restricted stock awards pursuant to the Company’s 2005 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.  Additional information regarding stock awards is provided in the Grants of Plan-Based Awards table below.

(2)
Includes a special grant of 108,000 restricted shares of Baltic Trading Limited’s common stock on March 10, 2010 in connection with such subsidiary’s initial public offering, having a grant date fair value of $1,512,000.  See the table entitled “Grants of Plan-Based Awards” below for further details of Mr. Wobensmith’s grants made in 2010.

(3)	Represents payments made to the 401(k) Plan.

(4)
Includes a grant for the year ended December 31, 2009 of 75,000 restricted shares of the Company’s common stock on March 5, 2010 having a grant date fair value of $1,717,500, and a special grant of 358,000 restricted shares of Baltic Trading Limited’s common stock on March 10, 2010 in connection with Baltic Trading Limited’s initial public offering, having a grant date fair value of $5,012,000.  See the table entitled “Grants of Plan-Based Awards” below for further details of Mr. Georgiopoulos’ grants made in 2010.

(5)	Includes fees of $35,000 for service on the Board of Directors of the Company for 2008, 2009, and 2010.

(6)	Includes prorated fees of $28,000 for service on the Board of Directors of Baltic Trading Limited for 2010.

(7)	Includes a grant for the year ended December 31, 2007 of 100,000 restricted shares of the Company’s common stock on January 10, 2008, having a grant date fair value of $4,191,000.

The following table reflects awards of restricted stock under the Company’s 2005 Equity Incentive Plan or Baltic Trading Limited’s 2010 Equity Incentive Plan during the year ended December 31, 2010:

Grants of Plan-Based Awards
Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock (i)	Grant Date Fair Value of Stock Awards ($) (l)
Robert G. Buchanan	12/21/10	25,000(1)(7)(9)	$366,250
John C. Wobensmith	3/10/10 12/21/10 12/24/10	108,000(2)(7)(9) 75,000(1)(7)(9) 25,000(3)(7)(9)	$1,512,000 $1,098,750 $266,250
Peter C. Georgiopoulos	3/5/10 3/10/10 3/15/10 5/13/10 12/21/10 12/24/10	75,000(4)(9) 358,000(2)(8)(9) 2,500(5)(9) 2,500(6)(9) 200,000(1)(8)(9) 80,000(3)(8)(9)	$1,717,500 $5,012,000 $35,000 $55,125 $2,930,000 $852,000

(1)
Represents a grant of restricted shares of the Company’s common stock for the year ended December 31, 2010.  The restrictions applicable to the shares lapse in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter.

(2)
Represents a special grant of restricted shares of Baltic Trading Limited’s common stock in connection with Baltic Trading Limited’s initial public offering.  The restrictions applicable to the shares lapse in four equal installments commencing on March 15, 2011 and on each of the first three anniversaries thereafter.

(3)
Represents a grant of restricted shares of Baltic Trading Limited’s common stock for the year ended December 31, 2010.  The restrictions applicable to the shares lapse in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter.

(4)
Represents a grant of restricted shares of the Company’s common stock for the year ended December 31, 2009.  The restrictions applicable to the shares lapse in ten equal installments commencing on November 15, 2010 and on each of the first nine anniversaries thereafter.

(5)
Represents a grant of restricted shares of Baltic Trading Limited’s common stock made to directors of Baltic Trading Limited generally.  The restrictions applicable to the shares lapse on the earlier of March 15, 2011 or the date of Baltic Trading Limited’s 2011 Annual Meeting of Shareholders.  Restrictions on such shares will lapse in full automatically upon the occurrence of a change of control (as defined under Baltic Trading Limited’s 2010 Equity Incentive Plan) or upon Mr. Georgiopoulos’ death or disability.

(6)
Represents a grant of restricted shares of the Company’s common stock made to directors of the Company generally.  The restrictions applicable to the shares lapse on the earlier of May 13, 2011 or the date of the Company’s 2011 Annual Meeting of Shareholders.  Restrictions on such shares will lapse in full automatically upon the occurrence of a change of control (as defined under our 2005 Equity Incentive Plan) or upon Mr. Georgiopoulos’ death or disability.

(7)
Restrictions on these shares also lapse with respect to a pro rata percentage of the shares upon their death or disability or termination without cause between two vesting dates, and will lapse in full upon the occurrence of a change in control (as defined in the relevant issuer’s equity incentive plan).

(8)
Restrictions on these shares also lapse in full immediately upon the occurrence of a change of control (as defined under the relevant issuer’s equity incentive plan) or the termination of Mr. Georgiopoulos’ service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with the relevant issuer’s Amended and Restated By-Laws.

(9)
Recipients of restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient’s grant agreement unless the Board of Directors of the relevant issuer waives the repayment requirement as to dividends on such shares.

The following table provides information on restricted stock awards under our 2005 Equity Incentive Plan or Baltic Trading’s 2010 Equity Incentive Plan that were not vested as of December 31, 2010:

Outstanding Equity Awards at Fiscal Year-End
Name (a)	Number of Shares of Stock That Have Not Vested (g)	Market Value of Shares of Stock that Have Not Vested ($) (6) (h)
Robert G. Buchanan	47,500(1)	$684,000
John C. Wobensmith Genco Baltic Trading Total	150,000(2) 133,000(3)	$2,160,000 $1,357,930 $3,517,930
Peter C. Georgiopoulos Genco Baltic Trading Total	400,000(4) 440,500(5)	$5,760,000 $4,497,505 $10,257,505

(1)
Represents the unvested portions of: 15,000 restricted shares of our common stock granted on December 21, 2007, which vest in four equal installments commencing on November 15, 2008 and on each of the first three anniversaries thereafter;  15,000 restricted shares of our common stock granted on December 24, 2008, which vest in four equal installments commencing on November 15, 2009 and on each of the first three anniversaries thereafter; 15,000 restricted shares of our common stock granted on December 27, 2009, which vest in four equal installments commencing on November 15, 2010 and on each of the first three anniversaries thereafter; and 25,000 restricted shares of our common stock granted on December 21, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(2)
Represents the unvested portions of: 50,000 restricted shares of our common stock granted on December 21, 2007, which vest in four equal installments commencing on November 15, 2008 and on each of the first three anniversaries thereafter; 50,000 restricted shares of our common stock granted on December 24, 2008, which vest in four equal installments commencing on November 15, 2009 and on each of the first three anniversaries thereafter; 50,000 restricted shares of our common stock granted on December 27, 2009, which vest in four equal installments commencing on November 15, 2010 and on each of the first three anniversaries thereafter; and 75,000 restricted shares of our common stock granted on December 21, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(3)
Represents the unvested portions of:  108,000 restricted shares of Baltic Trading Limited’s common stock granted on March 10, 2010, which vest in four equal installments commencing on March 15, 2011 and on each of the first three anniversaries thereafter; and 25,000 restricted shares of Baltic Trading Limited’s common stock granted on December 24, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter.

(4)
Represents the unvested portions of: 100,000 restricted shares of our common stock granted on January 10, 2008, which vest in ten equal installments commencing on November 15, 2008 and on each of the first nine anniversaries thereafter; 75,000 restricted shares of our common stock granted on December 24, 2008, which vest in ten equal installments commencing on November 15, 2009 and on each of the first nine anniversaries thereafter; 75,000 restricted shares of our common stock granted on March 5, 2010, which vest in ten equal installments commencing on November 15, 2010 and on each of the first nine anniversaries thereafter; 2,500 restricted shares of our common stock granted on May 13, 2010, with restrictions on all such shares to lapse, if at all, on the earlier of May 13, 2011 or the date of the Company’s 2011 Annual Meeting of Shareholders; and 200,000 restricted shares of our common stock granted on December 21, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(5)
Represents the unvested portions of:  358,000 restricted shares of Baltic Trading Limited’s common stock granted on March 10, 2010, which vest in four equal installments commencing on March 15, 2011and on each of the first three anniversaries thereafter; 2,500 restricted shares of Baltic Trading Limited’s common stock granted on May 13, 2010, which vest on the earlier of March 15, 2011 or the date of Baltic Trading Limited’s 2011 Annual Meeting of Shareholders; and 80,000 restricted shares of Baltic Trading Limited’s common stock granted on December 24, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter.

(6)
The value of the unvested stock awards of the Company equals the number of unvested shares of the Company’s common stock held multiplied by $14.40, the closing market price of the Company’s common stock on the NYSE on December 31, 2010. The value of the unvested stock awards of Baltic Trading Limited equals the number of unvested shares of Baltic Trading’s common stock held multiplied by $10.21, the closing market price of the Company’s common stock on the NYSE on December 31, 2010.  December 31, 2010 was the last trading date of the year ended December 31, 2010.

The following table provides information regarding the number of restricted stock awards that vested during the year ended December 31, 2010, all of which were awards of restricted shares of the Company’s common stock:

Stock Vested
Name (a)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($) (1) (e)
Robert G. Buchanan	15,000	$244,950
John C. Wobensmith	42,500	$694,025
Peter C. Georgiopoulos	27,500	$463,375

(1)
The value of the unvested stock awards that vested during the year ended December 31, 2010 equals the number of shares vested multiplied by the closing market price of the Company’s common stock on the NYSE on the vesting date of each grant.

Executive Employment Agreement

We entered into a letter agreement (the “Employment Agreement”) with John C. Wobensmith, our Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer, effective as of September 21, 2007, with a term continuing through September 20, 2009.  The Employment Agreement provides for automatic renewal for additional one year terms, unless either party terminates the Employment Agreement on at least 90 days’ notice.  The Employment Agreement provides for a base salary per annum of $300,000 as well as discretionary bonuses as determined by the Compensation Committee in its sole discretion.  Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time pursuant to our 2005 Equity Incentive Plan, or any successor employee stock incentive or option plan.  We will pay for life insurance and long-term disability insurance for Mr. Wobensmith pursuant to the Employment Agreement at a cost of no more than $20,000 per annum.

Mr. Wobensmith’s Employment Agreement provides for certain payments and benefits upon termination of his employment.  For details, please see “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” below.

Under his Employment Agreement, Mr. Wobensmith has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination.  He has also agreed not to engage in certain defined competitive activities described in the Employment Agreement for two years after the termination of his employment with us.  Certain provisions regarding competitive activities will not apply following a change of control or in the event of termination of Mr. Wobensmith by us without cause or by Mr. Wobensmith for good reason. For purposes of the Employment Agreement, change of control is defined generally as the acquisition of beneficial ownership of 30% or more of the voting power of the Company within a 12-month period or of more than 50% of such aggregate voting power or the value of our capital stock by any person or group other than Peter C. Georgiopoulos or Oaktree Capital Management, L.P., formerly Oaktree Capital Management, LLC, and its related entities; the sale of all or substantially all of our assets within a 12-month period; any merger or similar transaction in which holders of our voting stock immediately prior to such transaction do not hold at least 50% of the voting stock of the surviving entity; or a majority of the members of our Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board of Directors before the date of such appointment or election.

Potential Payments upon Termination or Change-in-Control

Executive Employment Agreement

Mr. Wobensmith’s Employment Agreement calls for him to receive payments under certain circumstances following a termination of his employment.  If Mr. Wobensmith is terminated without cause or resigns for good reason, we will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years’ annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years  If a termination without cause or resignation for good reason occurs within two years of a change in control, the amounts that are doubled above become tripled, and the coverage period of two years becomes three years.  Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year and, if a termination without cause or resignation for good reason occurs within two years of a change in control, the grant date value of any equity awards granted for such year.

If a payment to Mr. Wobensmith under the Employment Agreement or otherwise after a change of control causes him to owe excise tax under Section 4999 of the Internal Revenue Code, we will fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment that gave rise to the excise tax liability.

In the event of termination of Mr. Wobensmith’s employment due to his death or disability, we will pay him, or his estate, a pro rata bonus for the year of termination and one year’s salary and, in the case of disability, to provide medical coverage for him and his eligible dependents for a period of one year.

The table below sets forth the payments and other benefits that would be provided to Mr. Wobensmith upon termination of his employment by us without cause or by him for good reason under the following sets of circumstances as described more fully above: change of control, no change of control, and death or disability. In each set of circumstances, we have assumed a termination as of the end of the day on December 31, 2010 and used the closing market price of our common stock on that date of $14.40 per share for purposes of the calculations for the table below:

	Termination by Executive for Good Reason or by Company without Cause		Death or Disability
	Change of Control (1)	No Change of Control
Cash Severance Payment Genco Baltic Trading Total	$12,766,785 $84,736 $12,851,521	$2,833,333 — $2,833,333	$450,000 — $450,000
Estimated Present Value of Continued Benefits Following Termination (2)	$181,974	$111,795	$56,078

(1)
Includes for the Company and represents for Baltic Trading the funding of the excise tax under Section 280G of the Internal Revenue Code on a fully “grossed-up” basis on severance payments made and on the value of restricted stock subject to accelerated vesting. See “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” above and “— Accelerated Vesting of Restricted Stock” below.

(2)
Mr. Wobensmith and his dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination.  This benefit period is two years if we terminate Mr. Wobensmith’s employment without cause or if he terminates his employment with good reason, three years if such a termination occurs within two years following a change in control, or twelve months in the event of his death or disability.  The amounts presented for termination for good reason or without cause assume a discount rate of 6% per annum and annual cost increases of 5% for health insurance.  The amounts presented for death or disability assume circumstances which would provide the maximum benefit (i.e., disability of the executive).

Accelerated Vesting of Restricted Stock

Under the terms of Mr. Buchanan’s and Mr. Wobensmith’s restricted stock grant agreements  with the Company or Baltic Trading Limited, all shares of restricted stock vest in full automatically upon the occurrence of a change of control (as defined under the relevant issuer’s equity incentive plan).  In addition, if Mr. Buchanan’s or Mr. Wobensmith’s service is terminated by the relevant issuer without cause, (as defined in the relevant issuer’s equity incentive plan, the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date, except for Mr. Wobensmith’s Baltic Trading Limited shares, which vest in full.   Also, if Mr. Buchanan’s or Mr. Wobensmith’s service is terminated by the relevant issuer by reason of his death or disability (each as defined under our the relevant issuer’s equity incentive plan), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date.   For purposes of these agreements, “service” means a continuous time period during which recipient of a restricted stock grant is at least one of the following:  an employee or a director of, or a consultant to, the Company (or, in the case of Baltic Trading Limited, to the Company or Baltic Trading Limited).

Under the terms of the restricted stock grant agreements between the Company or Baltic Trading Limited and Mr. Georgiopoulos for the grants of 2,500 restricted shares that were awarded to directors generally, all shares of restricted stock vest in full automatically upon a change of control (as defined under the relevant issuer’s equity incentive plan) or upon Mr. Georgiopoulos’ death or disability.  Under the terms of the other restricted stock grant agreements between the Company and Mr. Georgiopoulos, all shares of restricted stock vest in full immediately upon the occurrence of a change of control (as defined under our the relevant issuer’s equity incentive plan) or the termination of Mr. Georgiopoulos’ service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with the relevant issuer’s Amended and Restated By-Laws.  In addition, under the terms of such other restricted stock grant agreements, if a payment, benefit, or distribution after a change in control causes him to owe excise tax under Section 4999 of the Internal Revenue Code, we will fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, Mr. Georgiopoulos retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

The table below sets forth the vesting of restricted stock that the named executive officers would receive upon termination of their service to the Company under the following sets of circumstances:  change of control,

termination without cause, and death or disability.   In each set of circumstances, we have assumed a termination as of the end of the day on December 31, 2010 and used the closing market price of the Company’s common stock on that date of $14.40 per share and the closing market price of Baltic Trading’s common stock on that date of $10.21 per share for purposes of the calculations for the table below:

Name	Value of Restricted Stock Subject to Accelerated Vesting ($)
Robert G. Buchanan	$684,000		$13,522	$13,522
John C. Wobensmith Genco Baltic Trading Total	$2,160,000 $1,357,930 $3,517,930		$45,014 $1,357,930 $1,402,944	$45,014 $225,549 $270,563
Peter C. Georgiopoulos Genco Baltic Trading Total	$5,760,000 $4,497,505 $10,257,505	(1) (1)	$5,724,000 $4,471,980 $10,195,980	$5,760,000 $4,497,505 $10,257,505

(1)
In addition, the amount required to fund the excise tax to which Mr. Georgiopoulos would be subject under Section 280G of the Internal Revenue Code on a fully “grossed-up” basis on the value of restricted stock subject to accelerated vesting would be $1,280,165 for the Company and $512,686 for Baltic Trading Limited for a total of $1,792,851.

Director Compensation

For fiscal year 2010, each of director of the Company or Baltic Trading Limited received an annual fee of $35,000, a fee of $20,000 for an Audit Committee assignment, $15,000 for a Compensation Committee assignment and $7,500 for a Nominating and Corporate Governance Committee assignment.   Such fees at Baltic Trading were prorated for the director’s length of service.  Three of our directors, Peter C. Georgiopoulos, Basil G. Mavroleon, and Harry A. Perrin, are also directors of Baltic Trading Limited.  Also, Peter C. Georgiopoulos, Nathaniel C.A. Kramer, Basil G. Mavroleon, Rear Admiral Robert C. North, USCG (ret.), Harry A. Perrin, and Mark F. Polzin, as members of the Board, were each granted 2,500 restricted shares of the Company’s common stock, with restrictions on all such shares to lapse, if at all, on the earlier of May 13, 2011 or the date of the Company’s 2011 Annual Meeting of Shareholders.  In addition, Peter C. Georgiopoulos, Basil G. Mavroleon, and Mark F. Polzin, as members of the Board of Baltic Trading Limited, were each granted 2,500 restricted shares of the Company’s common stock, with restrictions on all such shares to lapse, if at all, on the earlier of March 15, 2011 or the date of Baltic Trading Limited’s 2011 Annual Meeting of Shareholders.  Restrictions on such shares will lapse in full automatically upon the occurrence of a change of control (as defined under the relevant issuer’s equity incentive plan) or upon such director’s death or disability.  For fiscal year 2011, the amounts of the annual fee for each director and fees for committee assignments will remain the same as in fiscal year 2010.  We also expect to make annual restricted stock grants to each director of the Company other than Mr. Kaplan for 2011 of 2,500 shares each, and Baltic Trading Limited expects to make annual restricted stock grants to each of its directors for 2011 of 2,500 shares each.  We and Baltic Trading reimburse our respective directors for all reasonable expenses incurred by them in connection with serving on our board of directors.  The following table summarizes compensation earned by directors other than Mr. Georgiopoulos for the year ended December 31, 2010:

Name of Director (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	All Other Compensation($) (g)	Total ($) (h)
Nathaniel C.A. Kramer	$70,000	$55,125	—	$125,125
Basil G. Mavroleon Genco Baltic Trading Total	$57,500 $46,000 $103,500	$55,125 $35,000 $90,125	— — —	$112,625 $81,000 $193,625
Rear Admiral Robert C. North, USCG (ret.)	$42,500	$55,125	—	$97,625

Harry A. Perrin Genco Baltic Trading Total	$70,000 $50,000 $120,000	$55,125 $35,000 $90,125	— — —	$125,125 $85,000 $210,125
Mark F. Polzin	$62,500	$55,125	—	$117,625
Stephen A. Kaplan	—	—	—	—

(1)
Directors received an annual fee of $35,000, a fee of $20,000 for an Audit Committee assignment, $15,000 for a Compensation Committee assignment and $7,500 for a Nominating and Corporate Governance Committee assignment (prorated for length of service during 2010 at Baltic Trading Limited).

(2)
The amounts in column (c) reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 regarding the number of shares of the Company’s common stock that may be issued under the Company’s 2005 Equity Incentive Plan, which is the Company’s sole equity compensation plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and Rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	—	$ —	682,000
Equity compensation plans not approved by security holders	—	—	—

Total	—	$ —	682,000

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company’s auditors. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter.  As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of the Company’s internal controls, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

The Committee met with the Company’s independent auditors to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2010. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of the Company’s financial reporting.

Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  Finally, the Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect.  The Committee has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 10, 2011.

Submitted by the Audit Committee of the Board of Directors:

Harry A. Perrin, Chairman
Nathaniel C.A. Kramer
Mark F. Polzin

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Genco’s voting common stock as of March 15, 2011 of:

•	each person, group or entity known to Genco to beneficially own more than 5% of our stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.

As of March 15, 2011, a total of 35,951,198 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Common Stock

Name and Address of Beneficial Owner (1)	Amount of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Peter C. Georgiopoulos	4,492,816	(3)	12.50%
Robert Gerald Buchanan	94,278	(4)	*
John C. Wobensmith	228,219	(5)	*
Rear Admiral Robert C. North, USCG (ret.)	12,400	(6)	*
Basil G. Mavroleon	12,400	(6)	*
Nathaniel C.A. Kramer	12,400	(6)	*
Mark F. Polzin	14,200	(6)	*
Harry A. Perrin	12,400	(6)	*
Stephen A. Kaplan (2)	1,512,532	(7)	4.21%
OCM Fleet Acquisition LLC (2)	1,512,532	(8)	4.21%
Dimensional Fund Advisors LP	1,882,447	(9)	5.24%
Opus Capital Group, LLC	1,972,158	(10)	5.49%
All Directors and executive officers as a group (9 persons)	6,391,645	(7)	17.78%

*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 20th Floor, New York, NY 10171.

(2)	Each of Mr. Kaplan’s and OCM Fleet Acquisition LLC’s address is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(3)
Includes 100,000 restricted shares of our common stock granted on January 10, 2008, which vest in ten equal installments commencing on November 15, 2008 and on each of the first nine anniversaries thereafter; 75,000 restricted shares of our common stock granted on December 24, 2008, which vest in ten equal installments commencing on November 15, 2009 and on each of the first nine anniversaries thereafter; 75,000 restricted shares of our common stock granted on March 5, 2010, which vest in ten equal installments commencing on November 15, 2010 and on each of the first nine anniversaries thereafter; 2,500 restricted shares of our common stock granted on May 13, 2010, which vest on the earlier of the occurrence of a change in control (as defined in the Company’s 2005 Equity Incentive Plan) or the date of the Company’s 2011 Annual Meeting of Shareholders; 200,000 restricted shares of our common stock granted on December 21, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.  Two million eight hundred sixty-four thousand two hundred forty-nine (2,864,249) shares of Mr. Georgiopoulos’ common stock are pledged as security for personal bank loans.  In addition, this includes 443,606 shares of common stock owned by Fleet Acquisition LLC, which may be deemed beneficially owned by Mr. Georgiopoulos by virtue of his membership on the Management Committee of Fleet Acquisition LLC.  Mr. Georgiopoulos disclaims beneficial ownership of the securities owned by Fleet Acquisition LLC except to the extent of his pecuniary interest therein.

(4)
Includes 15,000 restricted shares of our common stock granted on December 21, 2007, which vest in four equal installments commencing on November 15, 2008 and on each of the first three anniversaries thereafter; 15,000 restricted shares of our common stock granted on December 24, 2008, which vest in four equal installments commencing on November 15, 2009 and on each of the first three anniversaries thereafter; 15,000 restricted shares of our common stock granted on December 27, 2009, which vest in four equal installments commencing on November 15, 2010 and on each of the first three anniversaries thereafter; and 25,000 restricted shares of our common stock granted on December 21, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(5)
Includes 50,000 restricted shares of our common stock granted on December 21, 2007, which vest in four equal installments commencing on November 15, 2008 and on each of the first three anniversaries thereafter; 50,000 restricted shares of our common stock granted on December 24, 2008, which vest in four equal installments commencing on November 15, 2009 and on each of the first three anniversaries thereafter; 50,000 restricted shares of our common stock granted on December 27, 2009, which vest in four equal installments commencing on November 15, 2010 and on each of the first three anniversaries thereafter; and 75,000 restricted shares of our common stock granted on December 21, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(6)
Includes 2,500 restricted shares of our common stock granted on May 13, 2010 which vest on the earlier of the occurrence of a change in control (as defined in the Company’s 2005 Equity Incentive Plan) or the date of the Company’s 2011 Annual Meeting of Shareholders.

(7)
Oaktree Capital Group Holdings GP, LLC (“Oaktree Group”) ultimately controls OCM Principal Opportunities Fund III, L.P. and OCM Principal Opportunities Fund IIIA, L.P., or the Oaktree funds.  Oaktree Group is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, D. Richard Masson, Larry W. Keele, Stephen A. Kaplan (who is a director of the Company), John B. Frank, David Kirchheimer and Kevin L. Clayton.  Oaktree Group and each such person disclaim beneficial ownership of the shares listed except to the extent of its pecuniary interest in them. The Oaktree funds, of which Messrs. Kaplan and Ford serve as portfolio managers, own OCM Fleet Acquisition LLC, which in turn owns a nominal equity interest in Fleet Acquisition LLC.  OCM Fleet Acquisition LLC may be deemed to be affiliated with Oaktree Group by reason of the relationship of the Oaktree funds with Oaktree Group.  To the extent Messrs. Kaplan and Ford participate in the process to vote or dispose of shares held by OCM Fleet Acquisition LLC, each of them may be deemed under certain circumstances to beneficially own those shares for purposes of Section 13 of the Securities Exchange Act of 1934. However, each of Messrs. Kaplan and Ford disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(8)
On March 10, 2008, Fleet Acquisition LLC distributed 2,512,532 shares of the Company’s common stock to OCM Fleet Acquisition LLC, as a member thereof, pursuant to an agreement among Fleet Acquisition LLC’s members.

(9)
Information is based on a Schedule 13G filed by Dimensional Fund Advisors LP on February 11, 2011.
The Schedule 13G reports that Dimensional Fund Advisors LP has sole voting power over 1,855,134 shares and sole dispositive power over 1,882,447 shares of the Company’s common stock.  Dimensional Fund Advisors LP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended.  All 1,882,447 shares are owned by four investment companies registered under the Investment Company Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice or by certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager.  Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.  Dimensional Fund Advisors LP’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(10)
Information is based on a Schedule 13G filed by Opus Capital Group, LLC on March 14, 2011.  The Schedule 13G reports that Opus Capital Group, LLC has sole voting power over 302,135 shares and sole dispositive power over 1,972,158 shares of the Company’s common stock.  Opus Capital Group, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.  Opus Capital Group, LLC’s address is 1 West Fourth Street, Suite 2500, Cincinnati, OH 45202.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fleet Acquisition LLC Registration Rights Agreement

We entered into a registration rights agreement on July 15, 2005, with Fleet Acquisition LLC, pursuant to which we granted it, its affiliates and certain of its transferees, the right, under specified circumstances and subject to specified restrictions, including restrictions included in the lock-up agreements to which Fleet Acquisition is a party, to require us to register under the Securities Act shares of our common stock held by it. Under the registration rights agreement, these persons have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements that will permit sales of shares into the market from time to time over an extended period. In addition, these persons have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by shareholders or initiated by us.  To date, Fleet Acquisition LLC has exercised its registration rights with respect to 5,906,291 shares of our common stock, which were sold on February 20, 2007 and September 26, 2007 in two secondary offerings under our shelf registration statement on Form S-3.  Fleet Acquisition LLC currently owns 443,606 shares entitled to these registration rights.

Transactions with General Maritime Corporation

In June 2006, the Company made an employee performing internal audit services available to General Maritime Corporation (“GMC”), where the Company’s Chairman, Peter C. Georgiopoulos, also serves as Chairman of the Board.  For the year ended December 31, 2010, the Company invoiced $200,000 to GMC for the time associated with such internal audit services.  In addition, the Company incurred travel-related and miscellaneous expenditures during 2010 totaling $336,000.  These travel-related expenditures are reimbursable to GMC or its service provider.  At December 31, 2010, $74,000 was due GMC from the Company.

Transactions with Aegean Marine Petroleum Network, Inc.

In 2009 and 2010, the Company and Baltic Trading, respectively, entered into agreements with Aegean Marine Petroleum Network, Inc. (“Aegean”) to purchase lubricating oils for certain vessels in their fleets.  Peter C. Georgiopoulos is Chairman of the Board of Aegean.  During the year ended December 31, 2010, Aegean supplied lubricating oils to the Company's and Baltic Trading’s vessels aggregating $1,457,000.  At December 31, 2010, $302,000 remained outstanding to Aegean.

Transactions with Baltic Trading Limited

In connection with Baltic Trading’s initial public offering in 2010, Genco Investments LLC, a wholly owned subsidiary of the Company (“Genco Investments”), entered into a registration rights agreement with Baltic Trading pursuant to which Baltic Trading granted Genco Investments and its affiliates certain registration rights with respect to Baltic Trading’s common stock and Class B stock owned by them. Pursuant to the agreement, Genco Investments has the right, subject to certain terms and conditions, to require Baltic Trading, on up to three separate occasions following the first anniversary of its initial public offering, to register under the Securities Act of 1933, as amended (or the Securities Act), shares of Baltic Trading’s common stock, including common stock issuable upon conversion of Class B stock, held by Genco Investments and its affiliates for offer and sale to the public (including by way of underwritten public offering) and incidental or "piggyback" rights permitting participation in certain registrations of common stock by Baltic Trading.  Genco Investments currently owns 5,699,088 shares of Baltic Trading’s Class B stock.

In 2010, the Company entered into a Management Agreement with Baltic Trading Limited pursuant to which the Company provides Baltic Trading with commercial, technical, administrative and strategic services.  The Management Agreement is for an initial term of approximately 15 years and will automatically renew for additional five-year periods unless terminated in accordance with its terms.  Baltic Trading pays the Company for the services we provide it as well as reimburses the Company for our costs and expenses incurred in providing certain of these services.  Baltic Trading pays us a commercial services fee of 1.25% of gross charter revenues generated by each vessel; a technical services fee of $750 per ship per day, subject to increase based on the Consumer Price Index; and a sale & purchase fee equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of a vessel by Baltic Trading.  For the year ended December 31, 2010, Baltic Trading incurred costs of $5,490,783 pursuant to the Management Agreement.  Of the total costs incurred, $3,839,500 was related to the 1% purchase fee and was capitalized as part of vessel assets.  At December 31, 2010 and 2009, the amount due to the Company from the Baltic Trading was $1,654,669 and $0, respectively, for such services.  Additionally, during the year ended December 31, 2010, the Company incurred costs of $337,235 on Baltic Trading’s behalf to be reimbursed to Genco pursuant to the Management Agreement.  At December 31, 2010 and 2009, the amount due to the Company from Baltic Trading was $68,572 and $849,929, respectively, for such costs.  Upon consolidation with Baltic Trading, any management fee income earned is eliminated for financial reporting purposes.

Also in 2010, the Company entered into an Omnibus Agreement with Baltic Trading pursuant to which the Company has a right of first refusal with respect to business opportunities generally except with respect to certain spot charter opportunities, as to which Baltic Trading a right of first refusal.  So that the Company may comply with a provision in one of its existing credit facilities, the Omnibus Agreement further provides that Baltic Trading will not issue any shares of preferred stock without the Company’s prior written consent.

Transactions with MEP

In 2010, the Company entered into an agency agreement with Maritime Equity Partners LLC (“MEP”) pursuant to which the Company provides MEP with technical services for drybulk vessels.   These services include oversight of crew management, insurance, drydocking, ship operations and financial statement preparation, but do not include chartering services.  The services are provided for a fee of $750 per ship per day plus reimbursement of out-of-pocket costs and are being provided for an initial term of one year.  MEP has the right to cancel provision of services on 60 days’ notice with payment of a one-year termination fee or without a fee upon a Company change of control.  The Company may terminate provision of the services at any time on 60 days notice.    Also in 2010, the Company entered into agreements with Bourbon SA and certain of its affiliates and with MEP pursuant to which the Company purchased three vessels on MEP’s behalf and resold them to MEP at the Company’s cost.  The Company’s Chairman, Peter C. Georgiopoulos, controls MEP and is a minority investor in MEP, while affiliates of Oaktree Capital Management, L.P., of which our director Stephen A. Kaplan is a principal, are majority investors in MEP.  For the year ended December 31, 2010, the Company invoiced $108,982,000 to MEP for the foregoing services and transactions.  At December 31, 2010, $57,000 was due to the Company from MEP.

Other Transactions

During 2010, the Company incurred legal services (primarily in connection with vessel acquisitions) aggregating $390,000 from Constantine Georgiopoulos, the father of Peter C. Georgiopoulos, Chairman of the Board. At December 31, 2010, $234,000 was outstanding to Constantine Georgiopoulos.

Also during 2010, the Company paid $12,000 for the services of North Star Maritime, Inc. (“NSM”), a marine industry consulting firm owned and operated by Rear Admiral Robert C. North, one of our directors.  NSM specializes in international and domestic maritime safety, security and environmental protection issues.  No amounts were due to NSM at December 31, 2010.

Review and Approval of Transactions with Related Persons

In April 2007, our Board of Directors adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of any class of the Company’s voting securities, immediate family members of the foregoing).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company.  In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.  If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP as Genco’s independent auditors to audit the financial statements of Genco for the fiscal year ending December 31, 2011 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

If the shareholders fail to ratify the selection, our Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Genco and its shareholders.

Fees to Independent Auditors for Fiscal 2010 and 2009

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal 2010 and fiscal 2009 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2010 and fiscal 2009.  Amounts for fiscal 2009 include services performed for the benefit of our subsidiary, Baltic Trading Limited, in connection with its initial public offering.

Type of Fees	2010	2009
	($ in thousands)	($ in thousands)
Audit Fees	$813	$584
Audit-Related Fees	$182	$198
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$995	$782

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to the auditor for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include services associated with primary and secondary offerings of our common stock in the past two fiscal years and other matters related to our periodic public filings; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policy for Services Performed by Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories:  audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENCO’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives directly relates to the Company’s financial results and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as performance against our peers.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to shareholders for a non-binding advisory vote to approve the compensation of our named executives pursuant to Section 14A of the 1934 Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the 2011 Annual Meeting:

“RESOLVED, that the shareholders of Genco Shipping & Trading Limited approve, on an advisory basis, the compensation of its named executives as disclosed in the Proxy Statement for the 2011 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s named executives, as disclosed in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF ITS NAMED EXECUTIVES, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the 1934 Act, the Company is required to submit to shareholders an advisory vote as to whether the shareholder advisory vote to approve the compensation of its named executives — Proposal No. 3 above — should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

In formulating its recommendation, the Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•
Our compensation program is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of the compensation of our named executives;

•
A three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	A three-year cycle will provide shareholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

Accordingly, the following resolution is submitted for shareholder vote at the 2011 Annual Meeting:

“RESOLVED, that the highest number of votes cast by the shareholders of Genco Shipping &  Trading Limited for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executives included in the proxy statement:

• yearly or

• every two years or

• every three years”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, as this is an advisory vote, the result will not be binding on our Board or the Company. Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to shareholders an advisory vote to approve the compensation of its named executives included in the Company’s proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “EVERY THREE YEARS”.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE OPTION OF “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF ITS NAMED EXECUTIVES INCLUDED IN THE COMPANY’S PROXY STATEMENT.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2012 Annual Meeting of Shareholders must be received by Genco at its offices in New York, New York, addressed to the Secretary, not later than November 26, 2011, if the proposal is submitted for inclusion in Genco’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934, or not earlier than November 15, 2011 and not later than December 15, 2011 if the proposal is submitted pursuant to Genco’s By-Laws.  Such proposals must comply with Genco’s By-Laws and the requirements of Regulation 14A of the 1934 Act.

In addition, Rule 14a-4 of the 1934 Act governs Genco’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Genco’s 2012 Annual Meeting of Shareholders, if Genco is not provided notice of a shareholder proposal on or after November 15, 2011, but not later than December 15, 2011, Genco will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, Genco’s executive officers and directors and persons who own more than 10% of a registered class of Genco’s equity securities, or 10% holders, are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, Genco’s common stock. Based solely on a review of copies of such reports furnished to Genco, and written representations that no reports were required, Genco believes that during the fiscal year ended December 31, 2010 its executive officers, directors, and 10% holders complied with the Section 16(a) requirements.

ANNUAL REPORT ON FORM 10-K

Genco will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2011 (without the exhibits attached thereto) to any person who was a holder of Genco common stock on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held Genco common stock on the Record Date and should be submitted to John C. Wobensmith, Chief Financial Officer, Principal Accounting Officer and Secretary of Genco, at 299 Park Avenue (20th Floor), New York, New York 10171.

CHARITABLE CONTRIBUTIONS

During fiscal years 2008, 2009 and 2010, the Company did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John C. Wobensmith
John C. Wobensmith
Chief Financial Officer, Principal
Accounting Officer and Secretary

Dated:  March 25, 2011

GENCO SHIPPING & TRADING LIMITED 299 PARK AVENUE 20TH FLOOR NEW YORK, NY 10171
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred Genco Shipping & Trading Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31641-P07485	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENCO SHIPPING & TRADING LIMITED The Board of Directors of Genco recommends you vote FOR items 1, 2, and 3. Vote on Directors	For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) in the line below
1. Election of Directors Nominees: 01) Peter C. Georgiopoulos 02) Stephen A. Kaplan	❒	❒	❒		_____________________________________

Vote on Proposals
		For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2011.		❒	❒	❒

3. To approve a non-binding, advisory resolution regarding compensation of Genco’s named executive officers.		❒	❒	❒

The Board of Directors recommends you vote for 3 YEARS on item 4.	3 Years	2 Years	1 Year	Abstain

4. To recommend, by non-binding vote, the frequency of executive compensation votes.	❒	❒	❒	❒

NOTE:  Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.        ❒

Please indicate if you plan to attend this meeting.   ❒   ❒
                          Yes         No

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full titles as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Company’s Notice & Proxy Statement for the 2011 Annual Meeting of Shareholders and its
2011 Annual Report to Shareholders are available at www.proxyvote.com.

M31642-P07485

GENCO SHIPPING & TRADING LIMITED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 12, 2011

The shareholder(s) hereby appoint(s) Robert Gerald Buchanan and John C. Wobensmith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Genco Shipping & Trading Limited that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 1:00 p.m. Eastern Time on Thursday, May 12, 2011, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, and any adjournment or postponement thereof, with all the powers the shareholders would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER(S).  IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR 3 YEARS FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ___________________________________________________________________

___________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side